EXHIBIT 3.1

ARTICLES SUPPLEMENTARY OF
7.62% SERIES E CUMULATIVE REDEEMABLE PREFERRED SHARES
OF BENEFICIAL INTEREST OF
COLONIAL PROPERTIES TRUST

Pursuant to Section 10-13-7 of the
Code of Alabama 1975

          Colonial Properties Trust, an Alabama real estate investment trust (the “Company”), hereby certifies that on October 25, 2004, pursuant to authority conferred by Sections 3.2(e) and 6.3 of the Charter (as defined below) and in accordance with Section 10-13-7 of the Code of Alabama 1975, a committee of the Board of Trustees, pursuant to authority expressly delegated by the Board of Trustees on October 21, 2004, duly classified unissued Preferred Shares (as defined below) of the Company, and the description of such Preferred Shares (as defined below), including the number, designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption thereof, as set by the committee of the Board of Trustees, are as follows:

          Section 1. Number of Shares and Designation. This series of Preferred Shares shall be designated as 7.62% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share (the “Series E Preferred Shares”). The number of Preferred Shares constituting the Series E Preferred Shares is 70,000.

          Section 2. Definitions. The following terms shall have the following meanings herein:

          (a) “Articles” shall mean these Articles Supplementary of 7.62% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest of Colonial Properties Trust.

          (b) “Board of Trustees” shall mean the Board of Trustees of the Company or any committee authorized by the Board of Trustees to perform any of its responsibilities with respect to the Series E Preferred Shares.

          (c) “Business Day” shall mean any day other than a Saturday, Sunday or day on which state or federally chartered banking institutions in New York City, New York are not required to be open.

          (d) “Call Date” shall have the meaning set forth in Section 6(b).

          (e) “Capital Gains Amount” shall have the meaning set forth in Section 3(d).

          (f) “Charter” means the Declaration of Trust of the Company, as amended to the date hereof and as the same may be amended hereafter from time to time.

          (g) “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

          (h) “Common Shares” shall mean the Company’s common shares of beneficial interest, par value $.01 per share.

          (i) “Dividend Payment Date” shall mean the last day (or, if such day is not a Business Day, the succeeding Business Day) of each March, June, September and December, commencing on June 30, 2005.

          (j) “Dividend Periods” shall mean quarterly dividend periods commencing on, and including, January 1, April 1, July 1 and October 1 of each year and ending on and including the next succeeding Dividend Payment Date (other than the initial Dividend Period, which shall commence on the Initial Dividend Accrual Date, and other than the Dividend Period during which any Series E Preferred Shares shall be redeemed pursuant to Section 6, which shall end on and include the Call Date with respect to the Series E Preferred Shares being redeemed).

          (k) “Fully Junior Shares” shall mean the Common Shares, the Series 1998 Junior Participating Preferred Shares and any other class or series of shares of beneficial interest of the Company now or hereafter issued and outstanding over which the Series E Preferred Shares have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Company.

          (l) “Initial Dividend Accrual Date” shall mean February 4, 2005.

          (m) “Issue Date” shall mean the first date on which the pertinent Series E Preferred Shares are issued.

          (n) “Junior Shares” shall mean the Common Shares, the Series 1998 Junior Participating Preferred Shares and any other class or series of shares of beneficial interest of the Company now or hereafter issued and outstanding over which the Series E Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company.

          (o) “Market Price,” with respect to a Common Share as of any date of determination, shall mean the average of the closing prices of the Common Shares for the 10 consecutive Trading Days ending on date of determination on the

New York Stock Exchange (or such other national securities exchange or automated quotation system on which the Common Shares are then listed or authorized for quotation or, if the Common Shares are not so listed or authorized for quotation, an amount determined in good faith by the Board of Trustees to be the fair value of the Common Shares).

          (p) “Parity Shares” shall have the meaning set forth in Section 9(b).

          (q) “Person” means an individual, a corporation, an association, a partnership, a limited liability company, a joint venture, a joint stock company, a trust, an unincorporated organization or any other entity or organization, a government or political subdivision or an agency or instrumentality thereof.

          (r) “Preferred Shares” shall mean the Company’s preferred shares of beneficial interest, par value $.01 per share.

          (s) “Series E Preferred Shares” shall have the meaning set forth in Section 1.

          (t) “set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Trustees, the allocation of funds to be so paid on any series or class of shares of beneficial interest of the Company; provided, however, that if any funds for any class or series of Junior Shares or Fully Junior Shares or any class or series of shares of beneficial interest ranking on a parity with the Series E Preferred Shares as to the payment of dividends are placed in a separate account of the Company or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series E Preferred Shares shall mean placing such funds in such separate account or delivering such funds to a disbursing, paying or other similar agent.

          (u) “Subsidiary” shall mean, with respect to any Person, (a) any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (b) any partnership, (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

          (v) “Total Dividends” shall have the meaning set forth in Section 3(d).

          (w) “Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the applicable security is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the applicable security is then listed or, if the applicable security is not listed on a national or regional securities exchange, on Nasdaq or, if the applicable security is not quoted on Nasdaq, on the principal other market on which the applicable security is then traded.

          (x) “Transfer Agent” means EquiServe Trust Company, N.A., or such other agent or agents of the Company as may be designated by the Board of Trustees or their designee as the transfer agent, registrar and dividend disbursing agent for the Series E Preferred Shares.

          Section 3. Dividends.

          (a) The holders of Series E Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees out of funds legally available for that purpose, cumulative preferential dividends payable on each Dividend Payment Date in cash in an amount equal to the sum of (i) $47.625 per share plus (ii) if the sum of all dividends paid on one Common Share during the preceding Dividend Period (i.e., the Dividend Period ending on the immediately preceding Dividend Payment Date) (such sum, the “Prior Period Dividends”) exceeds the Common Dividend Threshold Amount (as defined below), an amount equal to the product of (x) 50% times (y) the excess of the Prior Period Dividends over the Common Dividend Threshold Amount times (z) the Equalization Factor (as defined below). Such dividends shall begin to accrue and shall be fully cumulative from and including the Initial Dividend Accrual Date, whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board of Trustees, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Such dividends shall be payable in arrears to the holders of record of Series E Preferred Shares, as they appear on the share records of the Company at the close of business on the record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Trustees that is not more than 30 nor less than 10 days preceding the relevant Dividend Payment Date. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid on any date and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date, not more than 30 nor less than 10 days preceding the payment date thereof, as may be fixed by the Board of Trustees. Any dividend payment made on the Series E Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to the Series E Preferred Shares which remains payable.

          (b) The amount of dividends payable for the initial Dividend Period and for any Dividend Period shorter than a full Dividend Period for the Series E Preferred Shares shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of Series E Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares of stock, in excess of cumulative dividends, as herein provided, on the Series E Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series E Preferred Shares that may be in arrears.

          (c) If the Company, or any of its Subsidiaries, shall, after the Issue Date make a tender or exchange offer for all or any portion of the Company’s Common Shares that involves an aggregate consideration per share in excess of the Market Price per Common Share as of the date immediately preceding the date notice is first given to the public or the holders of Common Shares of such tender or exchange offer (the “Tender Notice Date”), then the amount of the Prior Period Dividends for the Dividend Period ending on or after the expiration date of such tender or exchange offer, shall include an amount equal to the fair market value (to be determined in good faith by the Board of Directors to be the fair market value) of the consideration received in such tender or exchange for each share so tendered less the Market Price per Common Share on the date immediately preceding the Tender Notice Date.

          (d) Dividends on Series E Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.

          (e) If, for any taxable year, the Company elects to designate as “capital gain dividends” (as defined in Section 857 of the Code), any portion (the “Capital Gains Amount”) of the total dividends paid or made available for the year to holders of all classes of capital stock (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series E Preferred Shares shall be in the same portion that the Total Dividends paid or made available to the holders of Series E Preferred Shares for the year bears to the Total Dividends.

          (f) So long as any Series E Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series E Preferred Shares for all Dividend Periods terminating on or prior to the dividend payment date for such class or series of Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon Series E Preferred Shares and all dividends declared upon any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series E Preferred Shares and accumulated and unpaid on such Parity Shares.

          (g) So long as any Series E Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in, or options, warrants or rights to subscribe for or purchase, Fully Junior Shares) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Shares or Fully Junior Shares, nor shall any Junior Shares or Fully Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of any employee incentive or benefit plan of the Company or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company, directly or indirectly (except by conversion into or exchange for Fully Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Series E Preferred Shares and any Parity Shares shall have been or contemporaneously are declared and paid or declared and set apart for payment for all past Dividend Periods with respect to the Series E Preferred Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been or contemporaneously are declared and paid or declared and set apart for the payment of the dividend for the current Dividend Period with respect to the Series E Preferred Shares and the current dividend period with respect to such Parity Shares.

          (h) No dividends on Series E Preferred Shares shall be declared by the Board of Trustees or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

          (i) For purposes of this Section 3, the following terms shall have the meanings set forth below:

          (i) “Common Dividend Threshold Amount” shall initially mean $0.790; provided that if the Company shall, after the Issue Date, (A) pay a distribution or make a distribution on its Common Shares in Common Shares, (B) subdivide its outstanding Common Shares into a greater number of Common Shares, (C) combine its outstanding Common Shares into a smaller number of Common Shares or (D) issue any Common Shares by reclassification of its Common Shares, the Common Dividend Threshold

Amount in effect (x), in the case of any such distribution, at the opening of business on the day following the date fixed for the determination of holders entitled to receive such distribution or (y), in the case of any such subdivision, combination, or recapitalization, at the opening of business on the Business Day next following the day on which such subdivision, combination or reclassification becomes effective, shall be adjusted by multiplying (1) the Common Dividend Threshold Amount in effect immediately prior to such record date in the case of a distribution or such effective date in the case of a subdivision, combination or reclassification by (2) the Adjustment Factor. So long as any Series E Preferred Shares are outstanding, the Company shall not pay or make a distribution on its Common Shares in any Junior Shares, Fully Junior Shares, Parity Shares or any other securities, other than Common Shares. The Company shall be entitled, to the extent permitted by law, to make such reductions in the Common Dividend Threshold Amount, in addition to those set forth above, as it in its discretion shall determine to be advisable in order that any share distributions, subdivision of shares, reclassification or combination of shares hereafter made by the Company to its holders shall not be taxable. All calculations of the Common Dividend Threshold Amount shall be made to the nearest $0.001 (with $.0005 being rounded upward).

          (ii) “Equalization Factor” shall initially mean 60.2991; provided that if the Company shall, after the Issue Date, (A) pay a distribution or make a distribution on its Common Shares in Common Shares, (B) subdivide its outstanding Common Shares into a greater number of Common Shares, (C) combine its outstanding Common Shares into a smaller number of Common Shares or (D) issue any Common Shares by reclassification of its Common Shares, the Equalization Factor in effect (x) , in the case of any such distribution, at the opening of business on the day following the date fixed for the determination of holders entitled to receive such distribution or (y), in the case of any such subdivision, combination, or recapitalization, at the opening of business on the Business Day next following the day on which such subdivision, combination or reclassification becomes effective, shall be adjusted by dividing (1) the Equalization Factor in effect immediately prior to such record date in the case of a distribution or such effective date in the case of a subdivision, combination or reclassification by (2) the Adjustment Factor. All calculations of the Equalization Factor shall be made to the nearest .0001 (with 0.00005 being rounded upward).

          (iii) “Adjustment Factor” shall mean the quotient obtained by dividing (A) the number of Common Shares outstanding immediately prior to (x) the record date, in the case of a distribution of Common Shares for which an adjustment is to be made hereunder, or (y) the effective date, in the case of a subdivision, combination or reclassification for which an adjustment is to be made hereunder, by (B) (x) in the case of any such distribution, the sum of the number of Common Shares outstanding immediately prior to the record date for such distribution plus the number of Common Shares distributed in such distribution or (y) in the case of any such subdivision, combination or reclassification, the number of Common Shares outstanding at the opening of business on the Business Day next following the day on which such subdivision, combination or reclassification becomes effective.

          Section 4. Liquidation Rights.

          (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of the Series E Preferred Shares shall be entitled to receive Two Thousand Five Hundred Dollars ($2,500.00) per Series E Preferred Share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of such liquidation, dissolution or winding up, but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series E Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series E Preferred Shares and any such Parity Shares ratably in accordance with the respective amounts that would be payable on such Series E Preferred Shares and any such Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Company with one or more corporations, real estate investment trusts, or other entities and (ii) a sale, lease or transfer of all or substantially all of the Company’s assets shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

          (b) Subject to the rights of the holders of any series or class or classes of shares of beneficial interest ranking on a parity with or prior to the Series E Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Series E Preferred Shares, as provided in this Section 4, any other series or class or classes of Junior Shares or Fully Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series E Preferred Shares shall not be entitled to share therein.

          Section 5. Conversion. The Series E Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company.

          Section 6. Redemption at the Option of the Company.

          (a) The Company, at its option, may redeem the Series E Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of Two Thousand Five Hundred Dollars ($2,500.00) per Series E Preferred Share, plus the amounts indicated in Section 6(b). If the Company, at any time, chooses to redeem the Series E Preferred Shares, in part and not in whole, the Company may not redeem in the aggregate more than 60,000 of the Series E Preferred Shares without redeeming all of the Series E Preferred Shares that are then outstanding.

          (b) Upon any redemption of the Series E Preferred Shares pursuant to this Section 6, the Company shall pay all accrued and unpaid dividends, if any, thereon ending on or prior to the date of such redemption (the “Call Date”), without interest. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series E Preferred Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series E Preferred Shares called for redemption.

          (c) If full cumulative dividends on the Series E Preferred Shares and any class or series of Parity Shares of the Company have not been declared and paid or declared and set apart for payment, the Series E Preferred Shares or Parity Shares may not be redeemed under this Section 6 in part and the Company may not purchase or otherwise acquire any Series E Preferred Shares or any Parity Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series E Preferred Shares or Parity Shares, as the case may be; provided, however, that the foregoing shall not prevent the redemption, purchase or acquisition of Series E Preferred Shares by the Company in accordance with the terms of Article VI of the Charter or otherwise in order to ensure that the Company remains qualified as a real estate investment trust (“REIT”) for United States federal income tax purposes.

          (d) Notice of the redemption of any Series E Preferred Shares under this Section 6 shall be given by the Company by first-class mail, postage prepaid, by the registrar to each holder of record of Series E Preferred Shares to be redeemed at the address of each such holder as shown on the share transfer books of the

Company, not less than 30 nor more than 60 days prior to the Call Date, or by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Call Date. No failure to give any notice required by this Section 6(d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each notice shall state: (i) the Call Date, (ii) the number of Series E Preferred Shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (iii) the redemption price per share, (iv) the place or places at which certificates for such shares are to be surrendered for payment of the redemption price, and (v) that dividends on the shares to be redeemed shall cease to accrue on such Call Date. Notice having been given as aforesaid, from and after the Call Date, (1) dividends on the Series E Preferred Shares so called for redemption shall cease to accrue, (2) such Series E Preferred Shares shall no longer be deemed to be outstanding, and (3) all rights of the holders thereof as holders of Series E Preferred Shares of the Company (except the right to receive the cash redemption price payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon) shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Company) on the Company’s books.

          (e) On or before the Call Date, the Company may elect to deposit with a bank or trust company (which may be an affiliate of the Company) or an affiliate of a bank or trust company, the amount of cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series E Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holders of Series E Preferred Shares to be redeemed on any cash so set aside by the Company. If the Company elects to so deposit the cash necessary for the redemption of the called Series E Preferred Shares, any notice to the holders of Series E Preferred Shares called for redemption required by this Section 6(e) shall (x) specify the office of such bank or trust company as the place of payment of the redemption price and (y) call upon such holders to surrender the share certificates representing such shares at such place on or about the date fixed in such notice (which shall not be later than the Call Date) against payment of the redemption price (including all accrued and unpaid dividends up to the Call Date). Subject to applicable escheat laws, any cash so deposited which remains unclaimed at the end of two years from the Call Date shall revert to the general funds of the Company, after which reversion, again subject to applicable escheat laws, the holders of such shares so called for redemption shall look only to the general funds of the Company for the payment of such cash.

          As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and if the notice shall so state), such shares shall be exchanged for any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding Series E Preferred Shares are to be redeemed, the shares to be redeemed shall be determined pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable manner as prescribed by the Company’s Board of Trustees in its sole discretion to be equitable. If fewer than all the Series E Preferred Shares represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

          Section 7. Mandatory Redemption Upon Change of Control.

          (a) If a Change of Control (as defined below) shall occur at any time after the Issue Date, the Company shall be required to redeem all of the outstanding Series E Preferred Shares on the date (the “Change of Control Redemption Date”) that is 30 calendar days after the date that the Company has mailed written notice of such Change of Control to holders of the Series E Preferred Shares as set forth in Section 7(c), subject to the conditions set forth in Section 7(e) and otherwise in accordance with the provisions of this Section 7. If such 30th calendar day is not a Business Day, the Change of Control Redemption Date will be the next succeeding Business Day. The Company shall redeem the Series E Preferred Shares in exchange for payment, in cash, of $2,500 per share plus the amounts specified in Section 7(b).

          As used herein, a “Change of Control” shall be deemed to have occurred upon the occurrence of any of the following events after the Issue Date:

(i)	any ‘‘person’’ or ‘‘group’’ (within the meaning of Section 13(d) of the Exchange Act) other than the Company, its Subsidiaries or any employee benefit plan of the Company or any of its Subsidiaries files a Schedule TO, Schedule 13D or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of shares of Common Shares representing more than 50% of the voting power of the Common Shares entitled to vote generally in the election of trustees or directors; or

(ii)	consummation of any share exchange, consolidation or merger of the Company pursuant to which the Common Shares will be converted into cash, securities or other property or any sale, lease or transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than the Company or one or more of its

Subsidiaries; provided, however, that a transaction where the Company is the surviving entity and the holders of the Common Shares immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of the voting stock of the Company entitled to vote generally in the election of trustees or directors immediately after such event shall not be a Change of Control; or

(iii)	the Company or a wholly owned Subsidiary of the Company shall cease to be the sole general partner of Colonial Realty Limited Partnership.

          (b) Upon any redemption of the Series E Preferred Shares pursuant to this Section 7, the Company shall pay all accrued and unpaid dividends, if any, thereon ending on or prior to the Change of Control Redemption Date, without interest. If the Change of Control Redemption Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series E Preferred Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series E Preferred Shares called for redemption.

          (c) Notice of the occurrence of a Change of Control and redemption of the Series E Preferred Shares under this Section 7 shall be given by the Company by first-class mail, postage prepaid, by the registrar to each holder of record of Series E Preferred Shares at the address of each such holder as shown on the share transfer books of the Company, within 15 days after the occurrence of the Change of Control. No failure to give any notice required by this Section 7(c), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each notice shall state: (i) the Change of Control Redemption Date, (ii) the redemption price per share, (iii) the place or places at which certificates for such shares are to be surrendered for payment of the redemption price, and (iv) that dividends on the shares to be redeemed shall cease to accrue on the Change of Control Redemption Date. Notice having been given as aforesaid, from and after the Change of Control Redemption Date, (x) dividends on the Series E Preferred Shares shall cease to accrue, (y) the Series E Preferred Shares shall no longer be deemed to be outstanding, and (z) all rights of the holders thereof as holders of Series E Preferred Shares of the Company (except the right to receive the cash redemption price payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon) shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Company) on the Company’s books.

          (d) On or before the Change of Control Redemption Date, the Company may elect to deposit with a bank or trust company (which may be an affiliate of the Company) or an affiliate of a bank or trust company, the amount of cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series E Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holders of Series E Preferred Shares to be redeemed on any cash so set aside by the Company. If the Company elects to so deposit the cash necessary for the redemption of the called Series E Preferred Shares, any notice to the holders of Series E Preferred Shares called for redemption required by this Section 7(d) shall (x) specify the office of such bank or trust company as the place of payment of the redemption price and (y) call upon such holders to surrender the share certificates representing such shares at such place on or about the date fixed in such notice (which shall not be later than the Change of Control Redemption Date) against payment of the redemption price (including all accrued and unpaid dividends up to the Change of Control Redemption Date). Subject to applicable escheat laws, any cash so deposited which remains unclaimed at the end of two years from the Change of Control Redemption Date shall revert to the general funds of the Company, after which reversion, again subject to applicable escheat laws, the holders of such shares so called for redemption shall look only to the general funds of the Company for the payment of such cash. As promptly as practicable after the surrender in accordance with such notice of the certificates for any Series E Preferred Shares (properly endorsed or assigned for transfer, if the Company shall so require and if the notice shall so state), such shares shall be exchanged for cash (without interest thereon) in the amount of the redemption price for the applicable shares represented by each such certificate; provided that, if the Company shall default in the payment of the mandatory redemption amount to the holders of the Series E Preferred Shares as set forth in this Section 7, the Series E Preferred Shares shall be deemed to remain outstanding and the holders of the Series E Preferred Shares shall have all the rights provided in these Articles until such time as such default shall no longer be outstanding.

          (e) The obligation of the Company to redeem the Series E Preferred Shares shall be subject to the rights of any class or series of Parity Shares or Senior Shares and compliance with the provisions of any material debt agreement to which the Company or any Subsidiary of the Company is a party that would prohibit such redemption or under which such redemption would constitute an event of default. In the event that the Company shall be prohibited from redeeming the Series E Preferred Shares for any of the reasons set forth in the previous sentence, (i) no dividends (other than dividends or distributions paid solely in, or options, warrants or rights to subscribe for or purchase, Fully Junior Shares) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Shares or Fully Junior Shares, nor shall any Junior Shares or Fully Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of any employee incentive or benefit plan of the Company or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company, directly or indirectly (except by conversion into or exchange for Fully Junior Shares), in each case until the Company shall have paid the mandatory redemption price for the Series E Preferred Shares in full; and (ii) the Company shall be obligated to redeem the Series E Preferred Shares on the date not later than 45 days following the date on which it is first able to redeem the Series E Preferred Shares by delivering a notice of such redemption in accordance with Section 7(c) within 15 days following such date, in which event the Change of Control Redemption Date shall be the date 30 days after the date of such notice or, if such 30th calendar day is not a Business Day, the Change of Control Redemption Date will be the next succeeding Business Day.

          (f) The Company’s obligation to redeem the Series E Preferred Shares under this Section 7 shall be satisfied if a third party purchases all Series E Preferred Shares presented for redemption in exchange for payment of the redemption price in cash and otherwise complies with the obligations of the Company in connection herewith.

          Section 8. Shares to be Retired. If and when approved by the Board of Trustees, all Series E Preferred Shares which shall have been issued and reacquired in any manner by the Company shall be restored to the status of authorized but unissued Preferred Shares of the Company, without designation as to class or series.

          Section 9. Ranking. Any class or series of shares of beneficial interest of the Company shall be deemed to rank:

          (a) prior to the Series E Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series of shares of beneficial interest shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series E Preferred Shares;

          (b) on a parity with the Series E Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the

Series E Preferred Shares, if the holders of such class or series of shares of beneficial interest and the Series E Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”); as of the date hereof, the Series B Preferred Shares, the Series C Preferred Shares and the Series D Preferred Shares constitute Parity Shares;

          (c) junior to the Series E Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such shares of beneficial of interest shall be Junior Shares; and

          (d) junior to the Series E Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation dissolution or winding up, if such shares of stock shall be Fully Junior Shares.

          Section 10. Voting.

          (a) If and whenever dividends on the Series E Preferred Shares are in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full) for six or more quarterly periods, whether or not such quarterly periods are consecutive, the number of Trustees then constituting the Board of Trustees shall be increased by two, and the holders of Series E Preferred Shares, together with the holders of shares of every series of Parity Shares upon which like voting rights have been conferred and are exercisable, voting as a single class regardless of series, shall be entitled to elect the two additional Trustees to serve on the Board of Trustees at any annual meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Series E Preferred Shares and such Parity Shares called as hereinafter provided. Whenever all arrears in dividends on the Series E Preferred Shares and such Parity Shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series E Preferred Shares and such Parity Shares to elect such additional two Trustees shall immediately cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all persons elected as Trustees by the holders of the Series E Preferred Shares and such Parity Shares shall immediately terminate and the number of the Board of Trustees shall be reduced accordingly. At any time after such voting rights shall have been so vested in the holders of Series E Preferred Shares and such Parity Shares, the secretary of the Company may, and upon the written request of the holders of record of at least 10% of the outstanding Series E Preferred Shares and the holders of Parity Shares (addressed to the secretary at the principal office of the Company) shall, call a special meeting of the holders of the Series E Preferred

Shares and of such Parity Shares for the election of the two Trustees to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Company for a special meeting of the shareholders or as required by law. The Trustees elected at any such special meeting shall hold office until the next annual meeting of the shareholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the Trustees elected by the holders of the Series E Preferred Shares and such Parity Shares, a successor shall be elected by the Board of Trustees, upon the nomination of the then-remaining Trustee elected by the holders of the Series E Preferred Shares and such Parity Shares or the successor of such remaining Trustee, to serve until the next annual meeting of the shareholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

          (b) So long as any Series E Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series E Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking prior to the Series E Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter, including these Articles Supplementary, whether by merger, consolidation, or transfer or conveyance of substantially all of the Company’s assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, that so long as the Series E Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series E Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creating or issuance of any other series of Preferred Shares, or (y) any increase in the amount of authorized Series E Preferred Shares or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Series E Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. The voting provisions set forth in this paragraph (b) will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series E Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

          (c) For purposes of the foregoing provisions of this Section 10, each Series E Preferred Share shall have one (1) vote per share. Except as otherwise required by applicable law or as set forth herein, the Series E Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

          Section 11. Record Holders. The Company and the Transfer Agent may deem and treat the record holder of any Series E Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary.

          Section 12. Sinking Fund. The Series E Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.

          Section 13. Restrictions on Ownership and Transfer. The beneficial ownership and transfer of the Series E Preferred Shares shall in all respects be subject to the applicable provisions of Section 6.7 of the Charter.

          Section 14. Listing on New York Stock Exchange. The Company shall (i) use reasonable best efforts, including timely submission of all required applications and filings and payment of required fees and expenses, to cause the Series E Preferred Shares to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Issue Date, and (ii) use reasonable best efforts to maintain the listing of the Series E Preferred Shares on the New York Stock Exchange so long as any Series E Preferred Shares are outstanding.

          IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer as of March 15, 2005.

COLONIAL PROPERTIES TRUST
By:	/s/ Weston M. Andress
Name:	Weston M. Andress
Title:	Executive Vice President and Chief Financial Officer